Exhibit 10.1

MATERION and SUBSIDIARIES
MANAGEMENT INCENTIVE PLAN FOR THE 2024 PLAN YEAR
Summary Plan Document

I. INTRODUCTION
The Materion and Subsidiaries Management Incentive Plan for the 2024 Plan Year (the “Plan”), has been established by the Compensation Committee (the “Compensation Committee”), of the Company’s Board of Directors to provide incentive compensation to certain eligible employees based principally on annual financial performance. Plan awards have a significant portion based on Company performance and potentially Business Unit or Corporate Function Performance (“Financial Performance”), and a remaining component that recognizes individual and combined contributions toward personal/team objectives ("Personal/Team Performance”).

II. DEFINITIONS
Base Salary:
The Participant's annual base salary as of December 31st of the Plan Year will be used to calculate any earned award.

Plan Year:
Calendar year 2024, which is the fiscal year for which Financial Performance and Personal/Team Performance, and any Plan awards, will be calculated.

Business Unit or Corporate Function Performance:
The Compensation Committee has delegated authority to the Company’s executive staff to designate the Company’s business units/subsidiaries and corporate functions (and their eligible employees) that are eligible for participation in the Plan for the Plan Year. Each business unit or corporate function has defined Financial Performance measures, which have in turn been approved by the Compensation Committee and/or the executive staff. For each of these Financial Performance measures, a minimum goal, target goal and maximum goal will be established. Plan awards include a Financial Performance component based on Company Performance alone, or Company Performance and/or Business Unit/Corporate Function Performance.

Company Performance:
The Company Performance portion of the Financial Performance component of Plan awards will consist of an Earnings Before Interest and Taxes measure (weighted at 70%), a Growth in Value-added Sales measure (weighted at 15%) and a Simple Free Cash Flow measure (weighted at 15%).

Earnings Before Interest and Taxes (“EBIT”):
Earnings Before Interest and Taxes is defined as earnings before interest and taxes, and for domestic and international operations, EBIT will include accrued performance or incentive compensation. Any adjustment to exclude the effect of any extraordinary, unusual, or non-reoccurring items will be subject to review and approval by the Compensation Committee.

Growth in Value-added Sales (“VAS”):
Growth in Value-added Sales is defined as the percent increase in VAS for the Plan Year over the prior year. VAS is the amount equal to (1) the Company’s sales for the Plan Year minus (2) the aggregate cost to the Company for the Plan Year of gold, silver, platinum, palladium, copper and other precious metals.

Simplified Free Cash Flow (“SFCF”):
Simple Free Cash Flow is defined as the amount equal to (1) operating profit plus depreciation and amortization minus (2) the change in working capital (accounts receivable, accounts payable, and inventory) and capital investments.

Other Metrics:
From time to time, other metrics may be adopted that are aligned with a business unit’s strategy and market challenges or a corporate function’s strategic imperatives. These metrics will be defined and tracked by the corporate accounting department, subject to approval by the executive staff.

Personal/Team Performance:
An assessment is made of an individual's achievements and his/her contributions to work/project teams during the Plan Year. This assessment is expressed as a percentage of Base Salary. The Personal/Team Performance component is distinct from the Financial Performance component.

Performance Objectives:
Performance Objectives shall mean the measurable performance objective or objectives established for Participants under the Plan for the Plan Year. The Compensation Committee may provide for such adjustments in the Performance Objectives or their evaluation as it may deem necessary or appropriate for purposes of administering this Plan.

Target Annual Award Opportunity
Each Plan Year, MIP eligible participants will be assigned a Target Annual Award Opportunity, expressed as a percent of Base Salary.

III. PARTICIPATION
At the beginning of the Plan Year, the executive staff will, based on delegated authority from the Compensation Committee, identify exempt salaried employees whose responsibilities affect progress on critical issues facing the Company, and those employees will participate in the Plan for the Plan Year. Those individuals selected by the executive staff will be notified of their participation in the Plan, their Target Annual Award Opportunity and applicable business unit designation.

Following the beginning of the Plan Year, the executive staff may admit new hires or individuals who are promoted or assigned additional and significant responsibilities to also participate in the Plan for the Plan Year. The executive staff may also alter Target Annual Award Opportunities to reflect changed responsibilities of participants during the Plan Year.

An employee who replaces or otherwise assumes the job functions or role of another employee does not automatically assume the Plan participation characteristics that had applied to such other employee. Rather, participation by the new or replacing employee must be individually considered and approved by the executive staff.

Participants who are newly employed on or before September 30th of the Plan Year will be eligible for a prorated Plan award based on the number of days of participation in the Plan for such Plan Year. Plan awards for Participants who transfer from another Materion incentive plan to the MIP Plan for purposes of the Plan Year, will be prorated based on the number of days of participation in the Plan Year. The transferred employee’s eligibility under the previous incentive plan will cease for the Plan Year.

Changes in a Target Annual Award opportunity during a Plan Year will result in prorated participation for Plan awards.

Employees who participate in any other annual incentive, commission, or performance compensation plan of the Company or as a subsidiary are not eligible. The executive staff may consider prorated participation in the Plan for the Plan Year under special circumstances.

With two exceptions, Participants must be on active status on the day award payments are issued to be eligible for any plan award. Employees on a leave of absence will receive their award when they return to active status. For a Participant who becomes eligible for and who elects a severance option under the Chronic Beryllium Disease Policy as amended, any award under the Plan will be prorated to the beginning of the month after the employee exercises the severance option. The second exception pertains to either the death of the Participant or the retirement (at age 65 with 5 years of service, or at age 55 or older with 10 years of service) of the Participant, in which case, any Plan award will be prorated based on the number of days of participation in the Plan Year Participant must be actively employed through May 1st of the Plan Year to be eligible.

Participants who have been on a leave of absence more than 13 weeks during the Plan Year will have their Plan award reduced on a pro-rata basis to reflect their actual contribution.

IV. TARGET ANNUAL AWARD OPPORTUNITY
The Compensation Committee (or executive staff) will determine the Individualized Target Annual Award Opportunity, as a percent of Base Salary, for Materion’s Executive Committee (MEC). The Target Annual Award Opportunity for all other participants will be determined by their salary grade level and executive staff.

Below is a summary of the Target Annual Award Opportunities at minimum, target, and maximum goal achievement, as a percent of Base Salary, for the 2024 Plan Year:

EE Category	Financial Performance			Personal /Team Performance [2]			Total Award Opportunity
	Min.	Target	Max.	Min.	Target	Max.	Min.	Target	Max.
MEC	25% of Target	Individualized [1]	200% of Target	0%	10%	20%	Individualized [1]
All Other		20% or					5.00%	30.00%	60%
		15%					3.75%	25.00%	50%
		10% or					2.50%	20.00%	40%
		5%					1.25%	15.00%	30%
		5%		0%	5%	10%	1.25%	10.00%	20%
[1] Determined by Compensation Committee or executive staff
[2] Excludes Named Executive Officers (NEOs)

V. PLAN AWARD OPPORTUNITY FOR FINANCIAL PERFORMANCE COMPONENT
The Compensation Committee (or the executive staff) will establish minimum, target and maximum goals for each Financial Performance component of a Plan award opportunity. The executive staff will assign Participants to a specific business unit/subsidiary or corporate function for the Financial Performance component of Plan awards.

Performance that reaches the minimum level of a financial goal will result in an award of 25 percent of the target opportunity for that measure. Unless the minimum level goal for Earnings Before Interest and Taxes has been met, no other Financial Performance component of plan awards (business unit, company, function, sub-unit, and/or other measurement), will result in an award greater than 100 percent of the target opportunity for that measure.

Performance that reaches or exceeds the maximum goal of a measure will result in an award at 200 percent of target opportunity for that measure. Award amounts for levels of achievement between minimum and target goals, at target goals, and between target and maximum goals will be prorated according to the level of achievement.

The Financial Performance portion of awards will be prorated for transfers between units (or between business unit and Corporate) according to the length of service by days in each unit during the Plan Year.

VI. PLAN AWARD OPPORTUNITY FOR PERSONAL/TEAM PERFORMANCE COMPONENT
The funding pool of the Personal/Team performance component will be determined by the financial results against the goals in the Financial Performance component of the Plan. For target levels of performance, the funding of the Personal/Team award pool will be based on the salary grade structure for each eligible position and is either 10 or 5 percent of base salary. The Personal/Team funding pool will be adjusted up or down based on the actual business financial performance. Performance that reaches the minimum level of a financial goal will result in funding of 25 percent, and Performance that reaches the maximum level of a financial goal will result in funding of 140 percent. The funding between minimum and target and target and maximum will be prorated according to the level of achievement.

The business unit executive and the executive staff will decide allocation of the pool among eligible participants based on their performance throughout the Plan year relative to achieving established goals, objectives, and their contributions to work/project teams. Personal/Team incentive awards may range from 0% to 200% of a participant’s Personal/Team target incentive opportunity based on their individual performance. The aggregate total dollar amount of awards within each group may not exceed its total funded pool (i.e., 140%).

VII. PAYMENT
Distribution of any payouts for plan awards earned under the Plan to participants will be made in March of the year following the Plan Year.

VIII. GENERAL PROVISIONS
The executive staff has authority to make administrative decisions regarding the Plan.

The Company’s Board of Directors, through the Compensation Committee, shall have final and conclusive authority for interpretation, application, and possible modification of this Plan or established targets. The Board of Directors, through the Compensation Committee, reserves the right to amend or terminate the Plan at any time. Subject to the preceding sentences, any determination by the Company's independent accountants shall be final and conclusive as it relates to the calculation of financial results.

This Plan is not a contract of employment.